EXHIBIT 5.1
December 19, 2005
Emdeon Corporation
669 River Drive, Center 2
Elmwood Park, NJ 07407-1361
Emdeon Corporation
Registration Statement on Form S-3
Relating to $300,000,000 3 1/8% Convertible Notes due 2025
and Shares of Common Stock Issuable Upon Conversion Thereof
Ladies and Gentlemen:
     We have acted as counsel for Emdeon Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, for the registration of the offer and sale of $300,000,000 aggregate principal amount of 3 1/8% Convertible Notes due 2025 (the “Notes”) and shares of common stock of the Company, par value $.0001 per share (the “Shares”), issuable upon conversion of the Notes. The Notes and the Shares are being registered on behalf of the holders of the Notes.
     In that connection, we have reviewed originals or copies of the following documents:
(a)	the Indenture dated as of August 30, 2005 (the “Indenture”), between the Company and The Bank of New York, as trustee (the “Trustee”); and

(b)	a global certificate of the Notes.
     The documents described above in the foregoing clauses (a) and (b) are collectively referred to herein as the “Opinion Documents.”
     We have also reviewed the following:
(a)	the Registration Statement;

(b)	a specimen stock certificate of the Shares;

(c)	the certificate of incorporation and by-laws of the Company, as amended through the date hereof; and

(d)	originals, or copies of such other corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinion hereinafter expressed.
     In our review of the Opinion Documents and other documents, we have assumed:
(a)	the genuineness of all signatures;

(b)	the authenticity of the originals of the documents submitted to us;

(c)	the conformity of to authentic originals of any documents submitted to us as copies;

(d)	as to matters of fact, the truthfulness of the representations made in the Opinion Documents and in the certificates of public officials and officers of the Company.

(e)	that each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms.
     We have not independently established the validity of the foregoing assumptions.
     “Generally Applicable Law” means the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), the General Corporation Law of the State of Delaware and the federal laws of the United States, that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Opinion Documents or the transactions governed by the Opinion Documents. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to the specific assets or business of any party to any of the Opinion Documents or any of its affiliates.
     Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:
(i)	The Notes have been duly authorized by the Company and, assuming the Notes have been duly authenticated by the Trustee in accordance with the provisions of the Indenture, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

(ii)	The Shares issuable upon conversion of the Notes have been duly and validly authorized and reserved for issuance upon such conversion by all necessary corporate action, and such Shares, when issued upon conversion of the Notes in accordance with the terms of the Indenture, will be validly issued, fully paid and non-assessable.

     Our opinions expressed above are subject to the following qualifications:
(a)	Our opinions are limited to Generally Applicable Law and we do not express any opinion herein concerning any other law.

(b)	Our opinion in paragraph (i) above is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(c)	Our opinion in paragraph (i) above is also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).
     This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinions expressed herein.
     We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.”

Very truly yours,
/s/ Shearman & Sterling LLP

STG/TW
RE